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Exhibit (a)(5)(J)

FILED

CIVIL BUSINESS OFFICE 8

CENTRAL DIVISION

12 JUL 10 PM 2:04

CLERK-SUPERIOR COURT

SAN DIEGO COUNTY, CA

Evan J. Smith (SBN 242352)

BRODSKY & SMITH, LLC

9595 Wilshire Blvd., Ste. 900

Beverly Hills, CA 90212

Telephone: (877) 534-2590

Facsimile: (310) 247-0160

esmith@brodsky-smith.com

Counsel for Plaintiff

SUPERIOR COURT OF CALIFORNIA	VIA FAX
COUNTY OF SAN DIEGO

JAMES WARNOCK, Individually and on Behalf of All Others Similarly Situated,

Plaintiff,

vs.

AMYLIN PHARMACEUTICALS, INC.,

PAULO F. COSTA, DANIEL M. BRADBURY, JAY S. SKYLER, JOSEPH P. SULLIVAN, KARIN EASTHAM, JAMES R. GAVIN III, TERESA BECK, ADRIAN ADAMS, M. KATHLEEN BEHRENS, ALEXANDER DENNER, BRISTOL-MYERS SQUIBB COMPANY, and B&R ACQUISITION COMPANY,

Defendants.

CASE NO.: 37-2012-00100410-CU-SL-CTL JUDGE DEPT.: COMPLAINT FOR: (1) BREACH OF FIDUCIARY DUTY (2) AIDING AND ABBETTING BREACH OF FIDUCIARY DUTY. JURY TRIAL DEMANDED

Plaintiff, JamesWarnock, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 5 and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

NATURE AND SUMMARY OF THE ACTION

1.This is a shareholder class action brought by Plaintiff on behalf of holders of the common stock of Amylin Pharmaceuticals, Inc. (“Amylin” or “Company”) to enjoin the acquisition of all publicly owned shares of Amylin common stock by Bristol-Myers Squibb Company (“BMS”) and B&R Acquisition Company (the “Merger Sub”) (collectively, “Defendants”) for $31.00 per share in cash (“Proposed Transaction”).

COMPLAINT

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2. On June 29, 2012, Amylin announced that it had signed a definitive agreement (“Merger Agreement”) pursuant to which each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than shares owned by Parent, the Company or their respective subsidiaries and shares held by dissenting stockholders), automatically will be cancelled and converted into the right to receive $31.00 per share in cash, without interest.

3. In facilitating the acquisition of Amylin by BMS for grossly inadequate consideration and through a flawed process, each of the Defendants breached and/or aided the other Defendants’ breaches of their fiduciary duties. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ (as defined herein) violations of their fiduciary duties.

THE PARTIES

4. Plaintiff, James Warnock, is a Amylin shareholder and has held shares of Amylin at all times relevant to this action.

5. Defendant Amylin is a Delaware corporation engaged in the discovery, development, and commercialization of drug candidates for the treatment of diabetes, obesity, and other diseases. Its executive offices are located at 9360 Towne Centre Drive, San Diego, CA 92121. Its stock is listed on the Nasdaq under the symbol “AMLN.” As of April 2012, there were approximately 162.85 million shares outstanding.

6. Defendant Paulo F. Coasta (“Costa”) is Chairman of the Board and has served as a director and Chairman since 2009.

7. Defendant Daniel m. Bradbury (“Bradbury”) has been a director since 2006 and also serves as the Chief Executive Officer (“CEO”) of the Company.

8. Defendant Jay S. Skyler (“Skyler”) has been a director since 1999.

9. Defendant Joseph P. Sullivan (“Sullivan”) has been a director since 2003.

COMPLAINT

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10. Defendant Karin Eastham (“Eastham”) has been a director since 2005.

11. Defendant James R. Garvin III (“Garvin”) has been a director since 2005.

12. Defendant Teresa Beck (“Beck”) has been a director since 2007.

13. Defendant Adrian Adams (“Adams”) has been a director since 2007.

14. Defendant M. Kathleen Behrens (“Behrens”) has been a director since 2009.

15. Defendant Alexander Denner (“Denner”) has been a director since 2009.

16. The defendants named in paragraphs 6 through 15 will be referred to herein as the “Individual Defendants.”

17. Defendant Bristol-Myers Squibb Company (“BMS”) is a Delaware corporation. BMS is a biopharmaceutical company, engaged in the discovery, development, licensing, manufacturing, marketing, distribution, and sale of biopharmaceutical products that help patients prevail over serious diseases worldwide. In 2007, BMS partnered with AstraZeneca PLC (“AstraZeneca”) for the co-development and commercialization of select investigational drugs for Type 2 Diabetes. Its executive offices are located at 345 Park Avenue, New York, NY 10154.

18. Defendant B&R Acquisition Company (“Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of BMS formed to effectuate the Proposed Transaction.

JURISDICTION AND VENUE

19. This Court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article VI, § 10.

20. This Court has jurisdiction over the Individual Defendants because they have sufficient minimum contacts with California to render the exercise of jurisdiction by the California courts permissible under traditional notions of fair play and substantial justice. Defendants conduct business and/or maintain offices in California, and Amylin’s headquarters and its principal place of business is located in San Diego, California.

21. Venue is proper in this Court because Amylin and one or more of the defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ participation in the wrongful acts detailed herein in violation of their fiduciary and other duties, occurred in this County, and defendants have received substantial compensation in this County by doing business here and engaging in numerous activities which had an effect in this County.

COMPLAINT

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FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

22. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other shareholders of Amylin and owe Plaintiff and the other members of the Class (defined herein) the duties of good faith, fair dealing, loyalty, and full and candid disclosure.

23. By virtue of their positions as directors and/or officers of Amylin, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Amylin to engage in the practices complained of herein.

24. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s shareholders and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value shareholders will receive rather than use a change of control to benefit themselves, and to disclose all material information concerning the proposed change of control to enable the shareholders to make an informed voting decision. To diligently comply with this duty, the directors of a corporation may not take any action that:

a.	adversely affects the value provided to the corporation’s shareholders;

b.	contractually prohibits them from complying with or carrying out their fiduciary duties;

c.	discourages or inhibits alternative offers to purchase control of the corporation or its assets;

d.	will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s shareholders; or

e.	will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.

25. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated duties owed to Plaintiff and the other

COMPLAINT

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shareholders of Amylin, including their duties of loyalty, good faith and independence, insofar as they, among other things, engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the other shareholders of Amylin common stock.

CLASS ACTION ALLEGATIONS

26. Plaintiff brings this action on his own behalf and as a class action pursuant to California Code of Civil Procedure Section 382 on behalf of all other holders of Amylin common stock who are being and will be harmed by Defendants’ actions described below (“Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants.

27. This action is properly maintainable as a class action because:

a.	The Class is so numerous that joinder of all members is impracticable. As of April 26, 2012, the Company had approximately 162,000,000 shares of Amylin common stock issued and outstanding. The actual number of public shareholders of Amylin will be ascertained through discovery.

b.	There are questions of law and fact which are common to the Class, including the following:

i)	whether the Individual Defendants have breached their fiduciary duties with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction.

ii)	whether the Individual Defendants have breached their fiduciary duty to obtain the best price available for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; and

iii)	whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated.

c.	Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

d.	Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

e.	The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

COMPLAINT

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f.	Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

28. On June 29, 2012, Amylin and BMS jointly issued a press release announcing the Proposed Transaction, as follows:

PRINCETON, N.J., LONDON, & SAN DIEGO—(BUSINESS WIRE)— Bristol-Myers Squibb Company (NYSE: BMY) and Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) announced today that Bristol-Myers Squibb will acquire Amylin for $31.00 per share in cash, pursuant to a cash tender offer and second step merger, or an aggregate purchase price of approximately $5.3 billion. The total value of the transaction, including Amylin’s net debt and a contractual payment obligation to Eli Lilly & Company, together totaling about $1.7 billion, is approximately $7 billion. The acquisition has been unanimously approved by the boards of directors of Bristol-Myers Squibb and Amylin. The board of directors of Amylin has unanimously recommended that Amylin’s stockholders tender their shares into the tender offer.

Bristol-Myers Squibb and AstraZeneca (LSE:AZN) announced today that, following the completion of Bristol-Myers Squibb’s acquisition of Amylin, the companies will enter into collaboration arrangements, based on the framework of the existing diabetes alliance, regarding the development and commercialization of Amylin’s portfolio of products. Following completion of Bristol-Myers Squibb’s acquisition of Amylin, AstraZeneca will make a payment to Amylin, as a wholly owned subsidiary of Bristol-Myers Squibb, in the amount of approximately $3.4 billion in cash. Profits and losses arising from the collaboration will be shared equally. In addition, AstraZeneca has the option, exercisable at its sole discretion following the closing of the acquisition, to establish equal governance rights over key strategic and financial decisions regarding the collaboration, upon the payment to Bristol-Myers Squibb of an additional $135 million. These collaboration arrangements have been approved by the boards of directors of Bristol-Myers Squibb and AstraZeneca.

Amylin is a biopharmaceutical company dedicated to the discovery, development and commercialization of innovative medicines for patients with diabetes and other metabolic diseases. Amylin’s primary focus is on the research, development and commercialization of a franchise of GLP-1 agonists, for the treatment of type 2 diabetes.

“Amylin’s innovative diabetes portfolio, talented people and state-of-the art manufacturing facility complement our long-standing leadership in metabolics,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb, “We are pleased to be able to strengthen the portfolio we have built to help patients with diabetes by building on the success Amylin has had with its GLP-1 franchise. The acquisition of Amylin by Bristol-Myers Squibb is also a unique way for Bristol-Myers Squibb and AstraZeneca to expand the alliance between the two companies, and it demonstrates Bristol-Myers Squibb’s innovative and targeted approach to partnerships and business development.”

COMPLAINT

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Simon Lowth, interim chief executive officer of AstraZeneca, said: “This is a compelling proposition that will have an immediate positive impact on revenues and is fully in line with our stated partnering strategy to enhance top-line growth and strengthen our late stage pipeline. The broadening of our diabetes collaboration with Bristol-Myers Squibb is another important step towards creating a leadership position in the treatment of a disease with growing unmet medical need that is reaching epidemic proportions in many areas of the world. The combined development, regulatory and commercial strengths of the AstraZeneca and Bristol Myers-Squibb alliance for diabetes provides an excellent platform to unlock the potential of Amylin’s differentiated treatments for the benefit of patients worldwide and for our shareholders.”

“We are pleased to announce this transaction that provides substantial value for Amylin shareholders,” said Daniel M. Bradbury, president and chief executive officer of Amylin. “Over the last several months, our Board of Directors, with the assistance of our financial and legal advisors, has been actively engaged in a robust and thorough strategic process designed to maximize the value of our unique diabetes franchise. I strongly believe that we have accomplished that objective. Our recent U.S. launch of BYDUREON, the first ever once-weekly therapy for patients with type 2 diabetes, solidified our position as a driving force in the fight against this rising global epidemic. Importantly, this transaction with Bristol-Myers Squibb and their alliance with AstraZeneca provide the means to maximize the potential and impact of Amylin’s innovative diabetes therapies and reach more patients around the world with treatment options to help manage their disease. In addition, I would like to acknowledge and thank the dedicated employees of Amylin whose tireless efforts are responsible for creating the tremendous value that is being recognized today by two of the most respected companies in the pharmaceutical industry.”

Amylin’s assets include:

A GLP-1 agonist franchise, including two treatments for type 2 diabetes, BYETTA(exenatide) injection and BYDUREON (exenatide extended-release for injectable suspension/exenatide 2 mg powder and solvent for prolonged release suspension for injection), approved for use in both the U.S. and Europe, and a life-cycle management pipeline, including delivery devices and formulation improvements. The addition of the Amylin GLP-1 franchise complements Bristol-Myers Squibb’s and AstraZeneca’s current diabetes portfolio creating a comprehensive disease management platform;

Metreleptin, a leptin analog currently under review at the U.S. Food and Drug Administration (FDA) for the treatment of diabetes and/or hypertriglyceridemia (high levels of triglycerides in the bloodstream) in patients with rare forms of inherited or acquired lipodystrophy;

SYMLIN® (pramlintide acetate) injection an amylin analog, approved by the FDA for the treatment of type 1 and type 2 diabetes patients with inadequate glycemic control on meal-time insulin; and

A state-of-the-art sterile production facility in Ohio.

Under the terms of the definitive merger agreement between Bristol-Myers Squibb and Amylin, Bristol-Myers Squibb will commence a cash tender offer to purchase all of the outstanding shares of Amylin’s common stock for $31.00 per share. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares that constitutes at least a majority of Amylin’s outstanding shares of common stock, on a fully diluted basis, and expiration or

COMPLAINT

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termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The agreement also provides for the parties to effect, subject to customary conditions, a merger to be completed following the completion of the tender offer which would result in all shares not tendered in the tender offer being converted into the right to receive $31.00 per share in cash. The merger agreement contains a provision under which Amylin has agreed not to solicit any competing offers for the company. Bristol-Myers Squibb will finance the acquisition from its existing cash resources and credit facilities.

The companies expect the tender offer to close approximately thirty days after commencement of the tender offer.

Citi and Evercore are serving as financial advisers to Bristol-Myers Squibb in connection with the acquisition and Kirkland & Ellis LLP is its legal adviser. Bank of America Merrill Lynch is serving as financial adviser to AstraZeneca in connection with the transactions and Davis Polk & Wardwell LLP and Covington & Burling LLP are its legal advisers. Credit Suisse Securities (USA) LLC and Goldman Sachs & Co, are serving as financial advisers to Amylin in connection with the acquisition and Skadden, Arps, Slate, Meagher & Flom LLP is its legal adviser.

For Bristol-Myers Squibb, the transactions are expected to be dilutive to Non-GAAP earnings per share (EPS) in 2012 and 2013 by approximately $0.03, becoming slightly accretive starting in 2014 with meaningful accretion expected in the later part of the decade. The estimated Non-GAAP EPS impact excludes amortization of acquired intangible assets, restructuring costs and other costs associated with the transactions. Executives of Bristol-Myers Squibb will discuss the transactions during a conference call at 8:00 a.m. EDT on Monday, July 2, 2012. Investors and the general public are invited to listen by dialing 785-830-1925, confirmation code: 2561034.

29. The Proposed Transaction concluded a process that started (at least publicly) in March 2012 when Bloomberg reported that Amylin had rejected an acquisition offer from BMS for approximately $22.00 a share. Amylin, however, refused at that time to provide investors adequate information regarding the offer.

30. As a result of this lack of information from the Company, activist investor Carl Icahn (“Icahn”), who holds approximately 9% of the Company’s outstanding stock, filed suit in Delaware Chancery Court essentially arguing that the Company’s failure to negotiate in good faith with BMS demonstrated that the Board did not seek to maximize shareholder value. Icahn settled his action – presumably after he but not other shareholders of the Company – learned of the Company’s plans. Icahn released a statement on the lawsuit, “[t]he decision to discontinue our lawsuit seeking to extend the director nomination deadline was the result of discussions I had with Daniel Bradbury, Amylin’s chief executive officer, that we agreed would not be publicly disclosed.” Icahn also reiterated that he continues to strongly believe that the company should be sold at this time.”

COMPLAINT

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31. Nevertheless, the information was not shared with the Company’s shareholders. As reported on the Motley Fool, “[e]arlier this week Carl Icahn reportedly dropped his lawsuit against the company after talking with CEO Daniel Bradbury. Icahn didn’t report what the two talked about, but since Icahn was arguing that Amylin should be sold and now he’s content, it seems reasonable to assume the company is up for auction. If the company is willing to share information with Icahn, why not with everyone else? Icahn caries a little more weight since he owns nearly 9% of the company, but I don’t think that’s a very reasonable excuse.”

32. Thereafter, on May 15, 2012, it was reported that the Company had received confidentiality agreements form seven (7) companies. The flyonthewall reported:

Amylin (AMLN) is surging, after Bloomberg reported that seven companies have all signed confidentiality agreements as part of Amylin’s sale process, citing unnamed sources. The seven companies are Pfizer (PFE), AstraZeneca (AZN), Sanofi (SNY), Merck (MRK), Bristol-Myers (BMY), Roche (RHHBY.PK), and Takeda. First-round bids for Amylin must be received within the next two weeks, Bloomberg added. In a note to investors following the report, Leerink Swann said that Amylin should be able to sell itself for a price in the low $30s per share range. However, the firm thinks the price could reasonably reach the mid-$30s, and may increase even further if a bidding war ensues. Leerink believes that Amylin would be a strategic acquisition for any of the seven potential bidders, but it thinks Amylin is most attractive for Sanofi and Merck. The firm maintains an Outperform rating on Amylin, whose shares gained $1.28, or 4.99%, to $26.93 in early trading (emphasis added).

33. In addition to the Leerink Swann statements, dating back to March 2012, analysts stated that Amylin could be worth as much as $37.00 a share.

34. Based on the information set forth herein and the announcement and process set forth by the Company, the Proposed Transaction will allow BMS to purchase Amylin at an unfairly low price while availing itself of Amylin’s significant value and upside or long-term potential.

35. Moreover, the Merger Agreement contains certain provisions that unduly benefit BMS by making an alternative transaction either prohibitively expensive or otherwise impossible. For example, the Merger Agreement contains a termination fee provision that requires Amylin to pay $160,000,000.00 to BMS.

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36. The termination and expense fee payable under this provision will make the Company that much more expensive to acquire for potential purchasers, while resulting in a corresponding decline in the amount of consideration payable to Amylin shareholders.

37. The Merger Agreement also contains a “No Solicitation” provision that restricts Amylin from considering alternative acquisition proposals by, inter alia, constraining Amylin ability to solicit or communicate with potential acquirers or consider their proposals. Specifically, the provision prohibits the Company from soliciting any alternative proposal, permitting the Board only to consider a superior proposal – a difficult task for a bidder without access to non-public information.

38. Moreover, the Agreement further reduces the possibility of a topping offer from an unsolicited purchaser. Here, Defendants agreed to provide BMS information in order to match any other offer, thus providing BMS access to the unsolicited bidder’s financial information and giving BMS the ability to top the superior offer. Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of BMS.

39. Finally, the Merger Agreement contains provisions that permit BMS to purchase Amylin regardless of whether a majority of the Company’s shareholders support the deal or not. Specifically, Section 1.4 of the Merger Agreement (“Section 1.4”) provides for a “Top-Up Option” as follows:

a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 1.4, to purchase from the Company a number of newly-issued Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares held by Parent and Merger Sub at the time of such exercise, shall constitute one (1) Share more than the number of Shares necessary for Merger Sub to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of Shares pursuant to the exercise of the Top-Up Option).

FIRST CAUSE OF ACTION

(Against the Individual Defendants for Breach of Fiduciary Duties)

40. Plaintiff repeats and realleges each allegation set forth herein.

41. The Individual Defendants have violated fiduciary duties owed to public shareholders of Amylin

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42. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants have failed to obtain for Amylin public shareholders the highest value available for Amylin in the marketplace.

43. As demonstrated by the allegations above, the Individual Defendants breached their fiduciary duties owed to the shareholders of Amylin because they failed to take steps to maximize the value of Amylin to its public shareholders in a change of control transaction.

44. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive the highest available value for their equity interest in Amylin. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class.

45. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from immediate and irreparable injury, which the Individual Defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

(Against BMS, Merger Sub and Amylin for Aiding and Abetting the Individual

Defendants’ Breaches of Fiduciary Duty)

46. Plaintiff repeats and realleges each allegation set forth herein.

47. BMS, Merger Sub and Amylin have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to Amylin public shareholders, and have participated in such breaches of fiduciary duties.

48. BMS, Merger Sub and Amylin knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, BMS, Merger Sub and Amylin rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties.

49. Plaintiff has no adequate remedy at law.

COMPLAINT

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PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands relief in his favor and in favor of the Class and against Defendants as follows:

A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representative;

B. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best available terms for shareholders;

C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D. Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the wrongdoing;

E. Awarding compensatory damages in favor of Plaintiff against all Defendants for all losses and damages suffered as a result of Defendants’ wrongdoing alleged herein, in an amount to be determined at trial, together with interest thereon;

F. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: July 10, 2012	BRODSKY & SMITH, LLC

	By:	/s/ Evan J. Smith
Evan J. Smith (SBN242352)

COMPLAINT

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9595 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212 Telephone: (877)-534-2590 Facsimile: (310) 247-0160 Attorneys for Plaintiff

COMPLAINT